EXHIBIT 99.1

NEWS RELEASE

Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, New Jersey 08534
USA

For Immediate Release	September 9, 2008
OCEAN POWER TECHNOLOGIES ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED JULY 31, 2008
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) today announced its financial results for the first quarter ended July 31, 2008. OPT’s current fiscal year ends on April 30, 2009.
First Quarter Highlights
•	Revenues increased by 222% to $$1,786,628, compared to $555,704 for the first quarter of fiscal 2008

•	Contract order backlog at July 31, 2008 of $3.7 million (April 30, 2008: $5.5 million); new orders currently in advanced stages of negotiation

•	Net loss for the first quarter ended July 31, 2008 was $3.9 million (quarter ended July 31, 2007: $2.4 million net loss)

•	Cash, cash equivalents and investments of $96.5 million at July 31, 2008 (April 30, 2008: $101.1 million)

•	OPT and Griffin Energy announced a joint development agreement in May 2008 to explore the development of a wave power station off the coast of Western Australia

•	Awarded one new US patent for our PowerBuoy® technology, increasing total number of issued US patents to 38

•	OPT signed a berth agreement with the European Marine Energy Centre in the Orkney Islands, Scotland, securing a 2 MW berth connected to the UK national grid
Dr. George W. Taylor, OPT’s Chief Executive Officer said: “We have made a good start to the 2009 fiscal year with strong revenue growth. We also maintained a solid balance sheet with a high amount of liquidity, which is an increasingly important competitive advantage for the Company as we move to full commercialization. We have continued to develop contracts and technology with our top-tier partners such as the US Navy, PNGC Power in Oregon, Iberdrola in Spain and the Scottish government. The signing of the 2 MW berth agreement for our project in Scotland and joint development agreement with Griffin Energy, a leading diversified energy supplier in the Western Australia region, also underscores our on-going efforts to expand the opportunities for future global roll-out of our PowerBuoy technology. We are encouraged by this progress as it positions us well for achieving our international growth strategy.”
Overview
OPT continued to make significant progress on a number of fronts in the first quarter. Revenues increased significantly from the first quarter of the prior year. This increase was achieved against a backdrop of expanded operational and marketing activities by OPT globally.
Further, progress has been made on the design of the 150 kW PowerBuoy (PB150). Initial drawings for certain sub-systems have been issued to suppliers for manufacturing quotations. The present schedule for development of the 150 kW PowerBuoy reflects management’s decision to enhance the system design to allow for survivability in 100-year storm wave conditions, and to work with a third-party engineering group to attain independent certification of the 150 kW PowerBuoy design. OPT is confident that this process is still on track for design completion of the PB150 by the end of calendar year 2008, and will be ready for complete system testing in 2009.
Further, one new US patent was issued for OPT’s PowerBuoy technology during the first quarter of fiscal year 2009. The Company’s technology base now includes a total of 38 issued US patents.
Dr. George Taylor, CEO, provided an update on the development and construction of OPT’s patented PowerBuoy system with an in-depth look at the PowerBuoy 150 (PB150) at the Energy Ocean 2008 Conference in Galveston, Texas on June 25, 2008.
Operational Review
During the first quarter of fiscal year 2009, OPT continued to advance its long-term energy projects with its global customer base in support of its international expansion strategy. The three months ended July 31, 2008 showed significant revenue growth for OPT, compared to the same period of the prior fiscal year, reflecting progress on many key projects including:
REEDSPORT, OREGON, US – To support the development of a 150 kW PowerBuoy in conjunction with Pacific Northwest Generating Cooperative (PNGC Power) near Reedsport, Oregon, OPT has worked extensively with relevant stakeholder groups at the local, county and state levels. The Company has made progress in the permitting and licensing process and continues to expect the PB150 to be ready for deployment in 2009.
HAWAII, US – The 40 kW rated PowerBuoy under contract with the US Navy is now ready for deployment in Hawaii. Work is now in progress to complete the grid connection infrastructure and the mooring system for the PowerBuoy prior to its deployment.
SPAIN – During the first quarter, OPT installed the mooring and anchoring system in the ocean for the first enhanced 40 kW PowerBuoy for OPT’s project with Iberdrola in Santoña, Spain. On-land endurance testing has also been completed, and final systems integration at dock-side is nearly complete. The PowerBuoy will be ready for deployment this month.
ORKNEY ISLANDS, UK – OPT signed a berth agreement with the European Marine Energy Centre (“EMEC”) in the Orkney Islands, Scotland to deploy a 150 kW PowerBuoy there — the site’s first such PowerBuoy, which is still on track to be ready for deployment in 2009. As part of this agreement, EMEC also granted OPT the right to sell power to the grid up to the 2 MW berth capacity limit.
US NAVY DEEP OCEAN APPLICATION –Further progress continues on system fabrication and testing of the power take-off and control systems for the US Navy’s Deep Water Acoustic Detection System (DWADS). OPT expects the autonomous PowerBuoy to be ready for deployment by the end of calendar year 2008.

NEW JERSEY, US – The New Jersey PowerBuoy has now begun its third year of in-ocean operation off the coast of Tuckerton.
Financial Review
Revenues increased by $1.2 million in the three months ended July 31, 2008 to $1.8 million as compared to $0.6 million in the three months ended July 31, 2007. The increase in revenues was primarily attributable to an increase in the Company’s work on the US Navy utility PowerBuoy Hawaii project; first phase of construction of a 1.39 MW wave power station off the coast of Spain; the design, manufacture and installation of a single 150 kW PowerBuoy wave power station in Orkney, Scotland; and the Company’s revenue derived from the autonomous PowerBuoy project with the US Navy for in-ocean data gathering system development.
Operating loss for the three months ended July 31, 2008 increased by only 9% to $4.4 million, as compared to $4.1 million in the three months ended July 31, 2007. This change primarily reflects an increase in selling, general and administrative expenses which relate to the expansion of sales and marketing capabilities necessary to continue growing revenues, and expenses related to being a public company.
Net loss for the three months ended July 31, 2008 was $3.9 million, compared to $2.4 million in the same period last year. This change reflects the increase in operating loss, as well as a decrease in interest income due primarily to lower interest rates, as well as to lower invested cash balances; and the recognition of foreign exchange losses in the three months ended July 31, 2008 compared to foreign exchange gains in the prior year’s comparable period.
The Company continued to maintain strong liquidity during the quarter. On July 31, 2008, total cash, cash equivalents and short-term investments were $96.5 million. The Company’s cash, cash equivalents and investments are highly liquid investments and consist primarily of term deposits with large commercial banks and US Treasury bills.
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Additional information may be found in the Company’s Quarterly Report on Form 10-Q filed with the US Securities and Exchange Commission. The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.
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Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, and future sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-Q for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
About Ocean Power Technologies
Ocean Power Technologies (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean, and environmentally-

beneficial electricity. OPT has a strong track record in harnessing wave energy and participates in a $150 billion renewable energy market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and converts predictable wave energy into low-cost, clean electricity. The Company is widely recognized as the leading provider of on-grid and autonomous wave-energy generation with its energy systems benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.
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Contact information:

Ocean Power Technologies, Inc.
Dr. George W. Taylor, Chief Executive Officer	Telephone: +1 609 730 0400

Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Media Contact in United States:
Edelman
Mona J. Walsh	Telephone: +1 212 704 4598
Email: mona.walsh@edelman.com

Media Contact in United Kingdom:
Corfin Communications
Neil Thapar, Martin Sutton	Telephone: +44 20 7977 0028

Collins Stewart Europe Limited
Adrian Hadden, James Cassley	Telephone: +44 20 7523 8350

Consolidated Balance Sheets as of
July 31, 2007, April 30, 2008 and July 31, 2008

	July 31,	April 30,	July 31,
	2007	2008	2008
	$	$	$
ASSETS
Cash and cash equivalents	102,227,435	88,836,304	73,644,649
Short-term investments	9,739,322	—	22,814,188
Accounts receivable	78,000	1,728,637	495,597
Unbilled receivables	594,958	577,452	1,402,162
Other current assets	1,160,172	1,375,249	1,835,115

Total current assets	113,799,887	92,517,642	100,191,711

Property and equipment, net	385,338	628,454	842,323
Patents, net of accumulated amortization of $181,789, $204,585 and $213,459, respectively	609,269	717,288	755,055
Restricted cash	983,304	1,123,848	1,121,976
Long-term investments	—	12,233,437	—
Other noncurrent assets	227,764	330,296	329,927

TOTAL ASSETS	116,005,562	107,550,965	103,240,992

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	1,187,395	1,457,575	1,961,196
Accrued expenses	2,852,929	4,490,008	3,352,823
Unearned revenues	240,954	699,752	511,828
Other current liabilities	26,106	—	—

Total current liabilities	4,307,384	6,647,335	5,825,847

LONG-TERM DEBT	188,784	188,784	126,491

DEFERRED RENT	12,178	16,237	17,590

DEFERRED CREDITS	600,000	600,000	600,000

Total liabilities	5,108,346	7,452,356	6,569,928

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; none issued or outstanding	—	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares; issued and outstanding 10,190,604, 10,210,354 and 10,210,354 shares, respectively	10,191	10,210	10,210
Additional paid-in capital	151,631,189	153,057,265	153,517,711
Accumulated deficit	(40,708,762)	(52,927,641)	(56,820,805)
Accumulated other comprehensive loss	(35,402)	(41,225)	(36,052)

Total stockholders’ equity	110,897,216	100,098,609	96,671,064

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	116,005,562	107,550,965	103,240,992

Consolidated Statements of Operations
For the three months ended July 31, 2007 and 2008 (unaudited)

	July 31,	July 31,
	2007	2008
	$	$
REVENUES	555,704	1,786,628
COST OF REVENUES	804,992	1,948,146
Gross loss	(249,288)	(161,518)
PRODUCT DEVELOPMENT COSTS	1,815,734	1,702,949
SELLING, GENERAL AND ADMINISTRATIVE COSTS	1,996,602	2,551,816
Total operating expenses	3,812,336	4,254,765
Operating loss	(4,061,624)	(4,416,283)

INTEREST INCOME	1,444,286	547,592
FOREIGN EXCHANGE GAIN (LOSS)	179,494	(24,473)
NET LOSS	(2,437,844)	(3,893,164)
Basic and diluted net loss per share	(0.24)	(0.38)
Weighted average shares used to compute basic and diluted net loss per share	10,189,354	10,210,354

Consolidated Statements of Cash Flows
For the three months ended July 31, 2007 and 2008 (unaudited)

	July 31,	July 31,
	2007	2008
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(2,437,844)	(3,893,164)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange gain	(179,494)	24,473
Depreciation and amortization	63,909	69,475
Treasury note premium amortization	—	48,632
Compensation expense related to stock option grants	752,552	460,446
Deferred rent	1,353	1,353
Changes in operating assets and liabilities:
Accounts receivable	788,136	1,228,508
Unbilled receivables	(276,397)	(822,876)
Other current assets	(715,277)	(459,808)
Other noncurrent assets	—	(22,398)
Accounts payable	(382,287)	483,097
Accrued expenses	(1,109,675)	(1,132,801)
Unearned revenues	240,954	(187,924)
Net cash used in operating activities	(3,254,070)	(4,202,987)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchases of certificates of deposit	(9,030,855)	(10,629,383)
Maturities of certificates of deposit	7,681,679	—
Purchases of equipment	(9,632)	(234,705)
Payments of patent costs	(16,938)	(61,363)

Net cash used in investing activities	(1,375,746)	(10,925,451)

CASH FLOWS FROM FINANCING ACTIVITES:
Common stock issuance costs	(870,116)	—
Proceeds from exercise of stock options	35,971	—
Repayment of long-term debt	—	(42,801)

Net cash used in financing activities	(834,145)	(42,801)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	185,923	(20,416)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,278,038)	(15,191,655)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	107,505,473	88,836,304

CASH AND CASH EQUIVALENTS, END OF PERIOD	102,227,435	73,644,649
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